CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered:  Debt Securities
Proposed Maximum Aggregate Offering Price:  $10,220,000
Amount of Registration Fee (1)(2):  $1,171.21
______________

(1) Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Paid herewith.

Filed Under Rule 424(b)(3), Registration Statement No. 333-175599
Pricing Supplement No. 2 - dated Monday, October 31, 2011 (To:  Prospectus Dated July 15, 2011)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WEW1	$10,220,000	100.000%	2.000%	$10,015,600.00	FIXED	6.000% (Per Annum)
SEMI-ANNUAL
								11/15/2023	05/15/2012	$32.00	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2012 and every coupon date thereafter.

The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring on 11/15/2012 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents:  Citigroup Global Markets, Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates:  Monday, October 24, 2011 through Monday, October 31, 2011
Trade Date: Monday, October 31, 2011 @ 12:00 PM ET
Settlement Date: Thursday, November 3, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

In the opinion of McGuireWoods LLP, as counsel to Bank of America Corporation (the "Corporation"), when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated July 15, 2011 (the "Master Note"), identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of the Corporation and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, all in accordance with the provisions of the indenture governing the notes, such notes will be legal, valid and binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee's certificate of authentication of the Master Note has been manually signed by one of the trustee's authorized officers and to customary assumptions about the trustee's authorization, execution and delivery of the indenture governing the notes, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated July 15, 2011, which has been filed as an exhibit to the Corporation's Registration Statement relating to the notes filed with the Securities and Exchange Commission on July 15, 2011.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 7-15-11